Exhibit 99

News
For Immediate Release

El Paso Pipeline Partners Acquires Additional Interest in Colorado Interstate Gas Company from El Paso Corporation

HOUSTON, TEXAS, July 27, 2009—El Paso Pipeline Partners, L.P. (NYSE: EPB) announced today that it has completed the acquisition of an additional 18-percent interest in Colorado Interstate Gas Company (CIG) from El Paso Corporation (NYSE:EP) for approximately $215 million. The acquisition increases El Paso Pipeline Partners’ interest in CIG to 58 percent.

“We are pleased to announce the partnership’s second acquisition from El Paso Corporation, which is immediately accretive to distributable cash flow,” said Jim Yardley, president and chief executive officer for the general partner of El Paso Pipeline Partners. “The acquisition increases our interest in CIG’s well-positioned assets with strong cash flows and organic growth opportunities.”

Recently, El Paso Pipeline Partners issued 12.65 million units, which raised cash proceeds of approximately $217 million.  The partnership used the equity issuance proceeds to fund the transaction.

Management intends to recommend to the Board of Directors of the general partner an increase in the quarterly cash distribution to $0.35 per unit, or $1.40 per unit on an annualized basis, beginning with the distribution to be declared and paid in the fourth quarter 2009.  This represents an increase of 6 percent from the announced second quarter 2009 quarterly rate of $0.33 per unit and an increase of 22 percent above the partnership’s original minimum quarterly distribution rate.

The terms of the transaction were unanimously approved by the Board of Directors of the general partner, El Paso Pipeline GP Company, L.L.C., based in part on the unanimous approval and recommendation of the Board's conflicts committee, which is comprised entirely of independent directors.  The conflicts committee engaged Tudor, Pickering, Holt & Co. to act as its independent financial advisor and to render a fairness opinion.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 65-percent limited partner interest and a 2-percent general partner interest in the partnership.  El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, a 58-percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25-percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

We use the non-GAAP financial measure “Distributable Cash Flow” as it provides important information relating our financial operating performance to our cash distribution capability.   We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes non-cash allowance for equity funds during construction and other non-cash items.  Distributable Cash Flow does not reflect changes in working capital balances.  Adjusted EBITDA, which is also a non-GAAP financial measure, is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s share of cash distributions from equity interests, less equity in earnings.

We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry. Neither Distributable Cash Flow nor Adjusted EBITDA should be considered an alternative to net income, earnings per unit, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP measures both exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Distributable Cash Flow and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, that the amount of cash distributions declared will be determined on a quarterly basis by the board of directors of our general partner, in their sole discretion, and will depend on many factors including El Paso Pipeline Partner’s financial condition, earnings, cash flows, capital requirements, financial covenants, legal requirements and other factors deemed relevant by the board of directors of our general partner; and our ability to achieve projected growth rates will depend on many different factors, including without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct expansion projects on time and within budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;  the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855

Media Relations
Bill J. Baerg, Manager
(713) 420-2906